CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 62 to the Registration Statement on Form N-1A of Fidelity Commonwealth Trust:
Spartan Market Index Fund (formerly Fidelity Market Index Fund), Fidelity Small Cap Stock Fund, Fidelity Large Cap Stock Fund and Fidelity Intermediate Bond Fund of our reports dated June 5, 1997 on the financial statements and financial highlights included in the April 30, 1997 Annual Reports to Shareholders of Spartan Market Index Fund (formerly Fidelity Market Index Fund), Fidelity Small Cap Stock Fund, Fidelity Large Cap Stock Fund and Fidelity Intermediate Bond Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
June 13, 1997